Exhibit 10.13

[Date]

[Name]

[Address]

Re:	Award Letter

Dear [Name]:

We are pleased to inform you that you have been selected to participate in the BJ Services, LLC (the “Company”) Class A Unit Incentive Plan (the “Plan”), a copy of which is attached as Exhibit A.

Your Award. The number of units awarded to you and certain vesting terms of such units, in each case subject to the Plan, are as set forth on Schedule 1.

Distributions. Investors in the Company receive certain amounts before holders of Class A Units receive distributions. After such amounts are distributed to the investors, you will receive your pro rata share of distributions made by the Company. An illustrative example is attached as Exhibit B.

By signing this letter, you agree to become a party to, accept and become subject to comply with the terms, conditions and provisions of the Company’s Second Amended and Restated Limited Liability Company Agreement, dated December 30, 2016 (the “LLCA”), as a “Member” thereunder.

The descriptions in this letter are intentionally brief and do not include all of the details relating to your Class A Unit award. Please review this letter, the Plan (including the Terms and Conditions set forth on Annex A thereto) and the LLCA carefully, as they are incorporated herein by reference and contain important details regarding your rights and obligations in respect of your Class A Unit award.

Participation in the Plan and all related discussions and documentation, including the contents of this letter, are strictly confidential. You are expected to not disclose or discuss any aspect of your Class A Unit award with any person.

We look forward to having you on the BJ Services team.

Sincerely,

Charles S. Leykum

Chairman

Acknowledged and Agreed: Participant

[Name]

HOUSTON OFFICE	Headquarters info@bjservices.com	P (832) 482-3730 F (832) 482-3738	11211 FM 2920 Rd. Tomball, Texas 77375

SCHEDULE 1

AWARD

1. Award: [Number] Class A Units

2. Vesting: Subject to the Plan and your continued service with your Employer, 75% of your Award will be time-vested units (“TVUs”) and will vest as follows: (i) 18.75% of your Award shall become Vested Class A Units on the Vesting Commencement Date, and (ii) 18.75% of your Award shall become Vested Class A Units on each of the first three anniversaries of the Vesting Commencement Date. The remaining 25% of your Award will be change of control vested units (“CCVUs”) and will be subject to vesting, in whole or in part, in connection with a Deemed Liquidation Event or an IPO as provided in Section 4(b) and/or Section 4(c) of the Plan.

3. Grant Date: [Date]

4. Vesting Commencement Date: [One year after the Grant Date]

5. Participant Notice Information:

[Name]

[Address]

[Email]

EXHIBIT A

[Please see Exhibit 10.12]

*    *    *    *

EXHIBIT B

DISTRIBUTION EXAMPLE

($ in millions)
Cash Distribution	$1,000	$1,500	$2,000	$2,500	$3,000
Return of Investor Capital (initially $891) + 8% Preferred Return (3 years)	$1,122	$1,122	$1,122	$1,122	$1,122
Available for Class A	—	378	878	1,378	1,878
Class A Share of Distribution (10%)	—	38	88	138	188

Distribution to 1,000 units ($’s)	—	$7,552	$17,552	$27,552	$37,552

Note: For illustrative purposes only; assumes inputs above as well as all units as issued and vested; actual returns and distributions may vary and any A Units award is subject to applicable documentation.